Exhibit (n)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 under the Securities Act of 1933 and the Investment Company Act of 1940 (1940 Act File No. 811- 21750) to our report dated January 29, 2007, relating to the financial statements and financial highlights which appear in the November 30, 2006 Annual Report to Stockholders of Kayne Anderson Energy Total Return Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Experts”, and “Financial Statements and Report of Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Los Angeles, California
October 10, 2007